CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2025, relating to the financial statements and financial highlights of Boston Partners All-Cap Value Fund, Boston Partners Global Equity Fund, Boston Partners Long/Short Equity Fund, Boston Partners Long/Short Research Fund, Boston Partners Small Cap Value Fund II, WPG Partners Select Small Cap Value Fund, and WPG Partners Small Cap Value Diversified Fund, each a series of The RBB Fund, Inc., which are included in Form N-CSR for the year ended August 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Miscellaneous” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 2, 2026